PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

 FOR IMMEDIATE RELEASE:
July 6, 2020

Contact:	Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. ANNOUNCES LAUNCH OF PRIVATE OFFERING OF SENIOR NOTES

New York, NY – PVH Corp. [NYSE: PVH] today announced that it has commenced a private offering of senior notes (the “Notes”). The Notes will be general unsecured senior obligations of the company and will rank equally with all of the company’s other senior unsecured indebtedness. The company intends to use the net proceeds from the offering for general corporate purposes, including, among other things, the repayment of outstanding indebtedness.

The Notes are being offered in a private offering to persons reasonably believed to be qualified institutional buyers in the U.S. pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain persons outside of the U.S. pursuant to Regulation S under the Securities Act. The Notes will not be initially registered under the Securities Act, or the securities laws of any state, and may not be offered or sold in the U.S. without registration or an applicable exemption from the registration requirements.  Completion of the offering is subject to market and other conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About PVH Corp.
PVH is one of the most admired fashion and lifestyle companies in the world. We power brands that drive fashion forward – for good. Our brand portfolio includes the iconic CALVIN KLEIN, TOMMY HILFIGER, Van Heusen, IZOD, ARROW, Warner’s, Olga and Geoffrey Beene brands, as well as the digital-centric True&Co. intimates brand. We market a variety of goods under these and other nationally and internationally known owned and licensed brands. PVH has over 40,000 associates operating in over 40 countries and $9.9 billion in annual revenues. That's the Power of Us. That’s the Power of PVH.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including, without limitation, statements relating to its plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may now, or after the completion of the offering which is the subject of this release, be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the Company may be unable or unwilling to complete the offering that is the subject of this release due to market or other conditions; and (iv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to update publicly any forward-looking statement, whether as a result of the receipt of new information, future events or otherwise.